SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549


                                   Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934


Date of Report (date of earliest event reported):  May 14, 1999


Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                0-17267            84-1095959
(State or other            (Commission        (I.R.S. Employer
jurisdiction                File Number)      Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado           80202
(address of principal executive offices)              (zip code)


Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)

^PAGE^

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated May 14, 1999, the text of which follows:

     Mallon Resources Corporation (Nasdaq: "MLRC") today reported that its first quarter 1999 average daily production rose 32% to 21.9 million cubic feet of natural gas equivalents ("Mmcfe"), compared to its first quarter 1998 daily average of
16.6 Mmcfe. During the first quarter of 1999, Mallon drilled three exploratory wells, two of which were discoveries and one of which is awaiting completion, and recompleted two wells, compared to 14 wells drilled and 7 wells recompleted during first quarter 1998.

     Mallon reported a net loss for first quarter 1999 of $871,000 on revenues of $3,038,000, compared to net income for first quarter 1998 of $44,000 on revenues of $3,125,000. The net loss attributable to common shareholders for first quarter 1999 was $901,000 ($0.13 per diluted share) compared to net income attributable to common shareholders for first quarter 1998 of $14,000 ($0.00 per diluted share). Total revenues in the first quarter of 1999 declined by $87,000 (3%) from first quarter 1998. Operating cash flow in the first quarter of 1999 was $476,000, compared to $1,318,000 in first quarter 1998. The decline in cash flow was almost entirely due to lower oil and natural gas prices.

     George Mallon, Chairman, said, "The depressed oil and natural gas prices that prevailed during the first quarter significantly restricted our performance. The average price we realized was just $1.53 per Mmcfe, fully a 25% decrease from the $2.05 per Mmcfe we averaged in first quarter 1998. Fortunately, the recent firming in oil and gas prices will have a beneficial impact on our performance as we go forward."

     "Our reduced drilling and recompletion activity during the quarter reflected our focus on revising our drilling and development plans to include increased activity on our new La Jara Canyon acreage, where we recently delineated significant reserve potential. We are now in the process of securing the capital required to implement our revised program, which calls for the drilling and recompletion of 49 wells during the balance of 1999."

     The preceding information contains forward-looking statements, the realization of which cannot be assured. Actual results may differ significantly from those forecast. The Company and its operations are subject to numerous risks and uncertainties. Among these are risks related to the oil and gas business generally (including operating risks and hazards and the regulations imposed thereon), risks and uncertainties related to the volatility of the prices of oil and gas, uncertainties related to the estimation of reserves of oil and gas and the value of such reserves, uncertainties relating to geologic models and evaluations, the effects of competition and extensive environmental regulation, and other factors, many of which are necessarily beyond the Company's control. These and other risk factors that affect the Company's business are discussed in the Company's 1998 Annual Report.

(Continued)

^PAGE^

SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per unit data)
                                             For the Three Months
                                             Ended March 31,
                                             1999    1998
                                             (Unaudited)
Selected Results
    Revenues                                   $3,038     $3,125
    Costs and expenses                          3,909      3,081
    Net income (loss)                            (871)        44
    Net income (loss) attributable to
      common shareholders                        (901)        14
    Basic net income (loss) per share
      attributable to common shareholders       (0.13)      0.00
    Diluted net income (loss) per share
      attributable to common shareholders       (0.13)      0.00
    EBITDA (A)                                    993      1,306
    EBITDA per basic share                       0.14       0.19
    EBITDA per diluted share                     0.14       0.18
    Cash flow (B)                                 476      1,318
    Cash flow per basic share                    0.07       0.19
    Cash flow per diluted share                  0.07       0.19

    Basic weighted average shares outstanding   7,022      6,996
    Diluted weighted average shares outstanding 7,022      7,088

Other Operating Data
____________________
    Net Production:
    Oil (MBbls)                                    47         68
    Gas (MMcf)                                  1,686      1,086
    MMcfe                                       1,968      1,494
    Average realized sales price
    Oil ($/Bbl)                                $11.53     $14.26
    Gas ($/Mcf)                                  1.47       1.93
    Mcfe ($/Mcfe)                                1.53       2.05

(A) EBITDA is earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss.

(B) Cash flow from operating activities before working capital adjustments.

Mallon Resources Corporation is a Denver, Colorado based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC".

                        Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        Mallon Resources Corporation


May 21, 1999            By: __/s/ Roy K. Ross____________________
                            Roy K. Ross, Executive Vice President